EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Security Solutions, Inc.
(212) 829-5770

NETWORK-1 ANNOUNCES SPECIAL DIVIDEND

New York, New York November 22, 2010-- Network-1 Security Solutions, Inc. (OTC BB: NSSI) announced today that its Board of Directors has declared a special cash dividend of $0.10 per share on each share of Network-1’s common stock.

The dividend will be payable on December 20, 2010. Network-1 has set the record date for the dividend as December 13, 2010. The ex-dividend date will be announced as soon as it has been determined by the Financial Industry Regulatory Authority (“FIN RA”). If the amount of the dividend is 25% or more than the value of the Company’s common stock on the date FINRA makes its determination, the ex-dividend date will be the first business day following the payment date. If the amount of the dividend is less than 25% of the value of the Company’s common stock on the date FINRA makes its determination, the ex-dividend date will be the second business day before the record date.

The Board made the determination to provide the dividend based upon Network-1’s current cash position. Network-1 believes that cash remaining after distribution of the dividend will be sufficient to satisfy its working capital, liabilities and other cash requirements while Network-1 continues its current strategy to pursue licensing opportunities of its intellectual property and its pursuit of additional opportunities in the intellectual property commercialization and monetization space. The Board believes that the special distribution is in the best interests of the shareholders and is in keeping with its objective to enhance shareholder value.

“This announcement of Network-1’s special dividend reflects the significant strides the Company has achieved,” said Corey Horowitz, Chairman and CEO of Network-1. “We believe we have the resources available to continue to invest in our core strategic imperatives while also providing a positive, tangible return to our shareholders,” he added.

ABOUT NETWORK-1 SECURITY SOLUTIONS, INC.

Network-1 Security Solutions, Inc. is engaged in the acquisition, development, licensing and protection of its intellectual property and proprietary technologies. It currently owns six patents covering various telecommunications and data networking technologies and is currently focusing its licensing efforts on its Remote Power Patent (U.S. Patent No. 6,218,930) covering the remote delivery of power over Ethernet networks. Network-1 has entered into 11 license agreements with respect to its Remote Power Patent including licenses with Cisco Systems, Inc. (and Cisco-Linksys), Extreme Networks, Inc., Netgear Inc., Microsemi, Inc., D-Link Corporation and D-Link Systems, Inc. The Remote Power Patent was granted by the U.S. Office of Patents and Trademarks on April 21, 2001 and expires on March 11, 2020. Network-1 continually reviews opportunities to acquire or license additional intellectual property for the purpose of pursuing licensing opportunities related to its existing intellectual property portfolio or otherwise

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1’s business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in Network-1’s Annual Report on Form 10-K for the year ended December 31, 2009 including, among others, the ability of Network-1 to obtain license agreements from third parties for its patent portfolio, uncertainty of patent litigation, Network-1’s ability to achieve revenues and profits from its patent portfolio, Network-1’s ability to acquire additional intellectual property assets or enter into strategic relationships with owners of intellectual property for the purpose of licensing such intellectual property, Network-1’s ability to raise capital when needed, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.